Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” included in this Post Effective Amendment No. 1 to Form S-1 on Form S-3 Registration Statement (File No. 333-254134) (the “Registration Statement”) of WisdomTree Bitcoin Fund.

We also consent to the incorporation by reference of our report dated March 26, 2025, with respect to the financial statements of WisdomTree Bitcoin Fund included in the Annual Report (Form 10-K) for the year ended December 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

March 31, 2025